Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES TO PRESENT AT ADAMS HARKNESS’

25th ANNUAL SUMMER SEMINAR, WEDNESDAY, AUGUST 3

Presentation Will be Webcast Live at 2:00 P.M. CT

Minneapolis, July 27, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, will present at the Adams Harkness Summer Seminar on Wednesday, August 3, at 2:00 p.m. CT (3:00 p.m. ET).  Jay D. Miller, president and chief executive officer, and Michael H. Carrel, chief operating officer and chief financial officer, will discuss the company’s recent accomplishments as well as present its outlook for future growth.

Adams Harkness’ Annual Summer Seminar is one of the industry’s longest-running conferences focusing exclusively on the growth markets. It offers direct access to 200 public and private companies from the technology, healthcare, and consumer industries along with midyear updates on corporate strategies and other investment issues.

To access this Webcast, go to the investors’ portion of the company’s Web site, http://www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 4:00 p.m. CT on the same day and will run through Wednesday, August 10.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004, and its most recent report on Form 10-Q for the quarter ended March 31, 2005.

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